UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No.__)*


                       NIGHTHAWK RADIOLOGY HOLDINGS, INC.
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                 65411N105
                              --------------------
                                 (CUSIP Number)

                                November 3, 2009
        ----------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      /   /       Rule 13d-1(b)
      / X /       Rule 13d-1(c)
      /   /       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
                              CUSIP NO. 65411N105

1)    NAME OF REPORTING PERSON

Quaker Capital Management Corporation
-------------------------------------

      S.S. OR I.R.S. IDENTIFICATION
      NO. OF ABOVE PERSON                              25-1495646
                                                       -----------

2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF
      A GROUP
                                                            (a)   [   ]
                                                            (b)   [   ]
3)    SEC USE ONLY

4)    CITIZENSHIP OR PLACE OF ORGANIZATION             Commonwealth of
                                                       Pennsylvania
                                                       -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

      5)    SOLE VOTING POWER                          1,311,703
                                                       ---------

      6)    SHARED VOTING POWER                        538,535
                                                       ---------

      7)    SOLE DISPOSITIVE POWER                     1,311,703
                                                       ---------

      8)    SHARED DISPOSITIVE POWER                   538,535
                                                       ---------

9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON                         1,850,238
                                                       ---------
10)   CHECK IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES  [  ]


11)   PERCENT OF CLASS REPRESENTED BY
      AMOUNT IN ROW (9)                                6.98%
                                                       ------

12)   TYPE OF REPORTING PERSON                         IA
                                                       ------



                               Page 2 of 16 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 65411N105

1)    NAME OF REPORTING PERSON

Quaker Capital Partners I, L.P.
-------------------------------------

      S.S. OR I.R.S. IDENTIFICATION
      NO. OF ABOVE PERSON                               25-1778076
                                                       -----------

2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                              (a)   [   ]
                                                              (b)   [   ]
3)    SEC USE ONLY

4)    CITIZENSHIP OR PLACE OF ORGANIZATION             Delaware
                                                       -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

      5)    SOLE VOTING POWER                          984,600
                                                       ---------

      6)    SHARED VOTING POWER                        0
                                                       ---------

      7)    SOLE DISPOSITIVE POWER                     984,600
                                                       ---------

      8)    SHARED DISPOSITIVE POWER                   0
                                                       ---------

9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON                         984,600
                                                       ---------
10)   CHECK IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES    [ X ]

      Excludes 327,103 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners II, L.P., and 538,535 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11)   PERCENT OF CLASS REPRESENTED BY
      AMOUNT IN ROW (9)                                3.72%
                                                       ------

12)   TYPE OF REPORTING PERSON                         PN
                                                       ------



                               Page 3 of 16 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 65411N105

1)    NAME OF REPORTING PERSON

Quaker Premier, L.P.
-------------------------------------

      S.S. OR I.R.S. IDENTIFICATION
      NO. OF ABOVE PERSON                              25-1778068
                                                       -----------

2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a)   [   ]
                                                           (b)   [   ]
3)    SEC USE ONLY

4)    CITIZENSHIP OR PLACE OF ORGANIZATION             Delaware
                                                       -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

      5)    SOLE VOTING POWER                          984,600
                                                       ---------

      6)    SHARED VOTING POWER                        0
                                                       ---------

      7)    SOLE DISPOSITIVE POWER                     984,600
                                                       ---------

      8)    SHARED DISPOSITIVE POWER                   0
                                                       ---------

9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON                         984,600
                                                       ---------
10)   CHECK IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES  [ X ]

      Excludes 327,103 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners II, L.P., and 538,535 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11)   PERCENT OF CLASS REPRESENTED BY
      AMOUNT IN ROW (9)                                3.72%
                                                       ------

12)   TYPE OF REPORTING PERSON                         PN
                                                       ------



                               Page 4 of 16 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 65411N105

1)    NAME OF REPORTING PERSON

Quaker Capital Partners II, L.P.
-------------------------------------

      S.S. OR I.R.S. IDENTIFICATION
      NO. OF ABOVE PERSON                              11-3667966
                                                       -----------

2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                            (a)   [   ]
                                                            (b)   [   ]
3)    SEC USE ONLY

4)    CITIZENSHIP OR PLACE OF ORGANIZATION             Delaware
                                                       -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

      5)    SOLE VOTING POWER                          327,103
                                                       ---------

      6)    SHARED VOTING POWER                        0
                                                       ---------

      7)    SOLE DISPOSITIVE POWER                     327,103
                                                       ---------

      8)    SHARED DISPOSITIVE POWER                   0
                                                       ---------

9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON                         327,103
                                                       ---------
10)   CHECK IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES  [ X ]

      Excludes 984,600 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners I, L.P., and 538,535 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11)   PERCENT OF CLASS REPRESENTED BY
      AMOUNT IN ROW (9)                                1.23%
                                                       ------

12)   TYPE OF REPORTING PERSON                         PN
                                                       ------



                               Page 5 of 16 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 65411N105

1)    NAME OF REPORTING PERSON

Quaker Premier II, L.P.
-------------------------------------

      S.S. OR I.R.S. IDENTIFICATION
      NO. OF ABOVE PERSON                              30-0135937
                                                       -----------

2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)   [   ]
                                                             (b)   [   ]
3)    SEC USE ONLY

4)    CITIZENSHIP OR PLACE OF ORGANIZATION             Delaware
                                                       -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

      5)    SOLE VOTING POWER                          327,103
                                                       ---------

      6)    SHARED VOTING POWER                        0
                                                       ---------

      7)    SOLE DISPOSITIVE POWER                     327,103
                                                       ---------

      8)    SHARED DISPOSITIVE POWER                   0
                                                       ---------

9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON                         327,103
                                                       ---------
10)   CHECK IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES  [ X ]

      Excludes 984,600 shares of the Issuer's Common Stock owned of record by Quaker Capital Partners I, L.P., and 538,535 shares owned by various investment advisory clients of Quaker Capital Management Corporation.


11)   PERCENT OF CLASS REPRESENTED BY
      AMOUNT IN ROW (9)                                1.23%
                                                       ------

12)   TYPE OF REPORTING PERSON                         PN
                                                       ------



                               Page 6 of 16 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 65411N105

1)    NAME OF REPORTING PERSON

Mark G. Schoeppner
-------------------------------------

2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)   [   ]
                                                                (b)   [   ]
3)    SEC USE ONLY

4)    CITIZENSHIP OR PLACE OF ORGANIZATION             United States
                                                       of America
                                                       -------------
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

      5)    SOLE VOTING POWER                          0
                                                       ---------

      6)    SHARED VOTING POWER                        0
                                                       ---------

      7)    SOLE DISPOSITIVE POWER                     0
                                                       ---------

      8)    SHARED DISPOSITIVE POWER                   0
                                                       ---------

9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
      BY EACH REPORTING PERSON                         0
                                                       ---------
10)   CHECK BOX IF THE AGGREGATE AMOUNT
      IN ROW (9) EXCLUDES CERTAIN SHARES  [ X ]

      Mark G. Schoeppner disclaims beneficial ownership of 984,600 shares of the Issuer's Common Stock that may be deemed to be beneficially owned by Quaker Capital Partners I, L.P., 327,103 shares that may be deemed to be beneficially owned by Quaker Capital Partners II, L.P., and 538,535 shares owned by various investment advisory clients of Quaker Capital Management Corporation.

11)   PERCENT OF CLASS REPRESENTED BY
      AMOUNT IN ROW (9)                                0.0%
                                                       ------

12)   TYPE OF REPORTING PERSON                         IN
                                                       ------



                               Page 7 of 16 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 65411N105

Item 1.

      (a)   Name of Issuer

            NIGHTHAWK RADIOLOGY HOLDINGS, INC.
            ------------------------------------------------------

      (b)   Address of Issuer's Principal Executive Offices

            250 Northwest Boulevard, Suite 202, Coeur d'Alene,
            Idaho 83814
            ------------------------------------------------------
Item 2.

      (a)   Names of Persons Filing

            Quaker Capital Management Corporation
            Quaker Capital Partners I, L.P.
            Quaker Capital Partners II, L.P.
            Quaker Premier, L.P.
            Quaker Premier II, L.P.
            Mark G. Schoeppner
            ------------------------------------------------------

      (b)   Address of Principal Business Office or, if none,
            Residence

            601 Technology Drive, Suite 310, Canonsburg,
            Pennsylvania 15317
            ------------------------------------------------------

      (c)   Citizenship

            Quaker Capital Management Corporation - Pennsylvania
                                                    Corporation

            Quaker Capital Partners I, L.P. - Delaware partnership Quaker Capital Partners II, L.P.- Delaware partnership Quaker Premier, L.P. - Delaware partnership
            Quaker Premier II, L.P. - Delaware partnership
            Mark G. Schoeppner - United States citizen
            ------------------------------------------------------

      (d)   Title of Class of Securities

            Common Stock
            ------------------------------------------------------


                               Page 8 of 16 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 65411N105


      (e)   CUSIP Number

            65411N105
            ------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

   (a)      /   /    Broker of dealer registered under Section 15 of
                     the Act;

   (b)      /   /    Bank as defined in Section 3(a)(6) of the Act;

   (c)      /   /    Insurance company as defined in Section 3(a)(19)
                     of the Act;

   (d)      /   /    Investment company registered under Section 8 of
                     the Investment Company Act of 1940;

   (e)      / X /    An investment adviser in accordance with
                     Section 240.13d-1(b)(l)(ii)(E);

   (f)      /   /    An employee benefit plan or endowment fund in
                     accordance with Section 240.13d-1(b)(1)(ii)(F);

   (g)      /   /    A parent holding company or control person in
                     accordance with Section 240.13d-1(b)(1)(ii)(G);

   (h)      /   /    A savings association as defined in Section 3(b)
                     of the Federal Deposit Insurance Act;

   (i)      /   /    A church plan that is excluded from the definition of an
                     investment company under Section 3(c)(14)of the Investment Company Act of 1940;

   (j)      /   /    Group, in accordance with Section 240.13d-1((b)(l)(ii)(J)

Item 4.     Ownership
            ---------

      Quaker Capital Management Corporation:

      (a)   Amount Beneficially Owned: 1,850,238

            The filing of this report shall not be construed as an admission that Quaker Capital Management Corporation is, for purposes of
            Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Management



                               Page 9 of 16 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 65411N105


            Corporation disclaims beneficial ownership of all 1,850,238 shares covered by this Schedule 13G.

      (b)   Percent of Class: 6.98%

      (c)

            (i)      Sole power to vote or direct the vote:  1,311,703

            (ii)     Shared power to vote or direct the vote: 538,535

            (iii)    Sole power to dispose or direct the disposition of:
                     1,311,703

            (iv)     Shared power to dispose or direct the disposition of:
                     538,535

      Quaker Capital Partners I, L.P.:

      a)    Amount Beneficially Owned: 984,600

            The filing of this report shall not be construed as an admission that Quaker Capital Partners I, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Partners I, L.P. disclaims beneficial ownership of 865,638 shares covered by this Schedule 13G.

      (b)   Percent of Class: 3.72%

      (c)

            (i)      Sole power to vote or direct the vote:  984,600

            (ii)     Shared power to vote or direct the vote: 0

            (iii)    Sole power to dispose or direct the disposition of: 984,600

            (iv)     Shared power to dispose or direct the disposition   of: 0

      Quaker Premier, L.P.:

      a)    Amount Beneficially Owned: 984,600



                              Page 10 of 16 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 65411N105


            The filing of this report shall not be construed as an admission that Quaker Capital Partners I, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Partners I, L.P. disclaims beneficial ownership of 865,638 shares covered by this Schedule 13G.

      (b)   Percent of Class: 3.72%

      (c)

            (i)      Sole power to vote or direct the vote:  984,600

            (ii)     Shared power to vote or direct the vote: 0

            (iii)    Sole power to dispose or direct the disposition of:
                     984,600

            (iv)     Shared power to dispose or direct the disposition   of: 0

      Quaker Capital Partners II, L.P.:

      a)    Amount Beneficially Owned: 327,103

            The filing of this report shall not be construed as an admission that Quaker Capital Partners II, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Partners II, L.P. disclaims beneficial ownership of 1,523,135 shares covered by this
            Schedule 13G.

      (b)   Percent of Class: 1.23%

      (c)

            (i)      Sole power to vote or direct the vote:  327,103

            (ii)     Shared power to vote or direct the vote: 0

            (iii)    Sole power to dispose or direct the disposition of:
                     327,103

            (iv)     Shared power to dispose or direct the disposition   of: 0


                              Page 11 of 16 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 65411N105


      Quaker Premier II, L.P.:

      a)    Amount Beneficially Owned: 327,103

            The filing of this report shall not be construed as an admission that Quaker Capital Partners II, L.P. is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Quaker Capital Partners II, L.P. disclaims beneficial ownership of 1,523,135 shares covered by this
            Schedule 13G.

      (b)   Percent of Class: 1.23%

      (c)

            (i)      Sole power to vote or direct the vote:  327,103

            (ii)     Shared power to vote or direct the vote: 0

            (iii)    Sole power to dispose or direct the disposition of:
                     327,103

            (iv)     Shared power to dispose or direct the disposition   of: 0

      MARK G. SCHOEPPNER:

      a)    Amount Beneficially Owned: 0

            The filing of this report shall not be construed as an admission that Mark G. Schoeppner is, for purposes of Section 13(d) or 13(g) of the Act or for any other purposes, the beneficial owner of these securities. Mark G. Schoeppner disclaims beneficial ownership of all 1,850,238 shares covered by this Schedule 13G.

      (b)   Percent of Class: 0.0%

      (c)

            (i)      Sole power to vote or direct the vote:  0

            (ii)     Shared power to vote or direct the vote: 0

            (iii)    Sole power to dispose or direct the disposition of:  0

            (iv)     Shared power to dispose or direct the disposition   of: 0


                              Page 12 of 16 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 65411N105


Item 5.     Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
                                                                      ----------

Item 6.     Ownership of More than Five Percent on Behalf of
            Another Person

            538,535 of the shares with respect to which this report is filed are owned by a variety of investment advisory clients of Quaker Capital Management Corporation, which clients are entitled to receive dividends on and the proceeds from the sale of such shares. No client is known to own more than 5% of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            Not applicable.

Item 8.     Identification and Classification of Members of the Group

            Not applicable.

Item 9.     Notice of Dissolution of Group

            Not applicable.

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 13 of 16 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 65411N105


                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


November 10, 2009                    QUAKER CAPITAL MANAGEMENT CORPORATION

                                     /s/ Mark G. Schoeppner
                                     -------------------------------------------
                                     Mark G. Schoeppner, President


                                     QUAKER CAPITAL PARTNERS I, L.P.

                                     By:   Quaker Premier, L.P., its
                                           general partner

                                           By:   Quaker Capital Management
                                                 Corporation, its general
                                                 partner


                                           By:   /s/ Mark G. Schoeppner
                                                 -------------------------------
                                                 Mark G. Schoeppner
                                                 President


                                     QUAKER PREMIER, L.P.

                                     By:   Quaker Capital Management
                                           Corporation, its general
                                           partner


                                           By:   /s/ Mark G. Schoeppner
                                                 -------------------------------
                                                 Mark G. Schoeppner
                                                 President


                                     QUAKER CAPITAL PARTNERS II, L.P.

                                     By:   Quaker Premier II, L.P., its
                                           general partner

                                           By:   Quaker Capital Management
                                                 Corporation, its general
                                                 partner


                                           By:   /s/ Mark G. Schoeppner
                                                 -------------------------------
                                                 Mark G. Schoeppner
                                                 President

                               Page 14 of 16 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 65411N105



                                     QUAKER PREMIER II, L.P.

                                          By:   Quaker Capital Management
                                                Corporation, its general
                                                partner


                                                 By:  /s/ Mark G. Schoeppner
                                                 -------------------------------
                                                      Mark G. Schoeppner
                                                      President



                                          /s/ Mark G. Schoeppner
                                          --------------------------------------
                                          Mark G. Schoeppner




                              Page 15 of 16 Pages

                                  SCHEDULE 13G
                              CUSIP NO. 65411N105


                                 EXHIBIT INDEX


99.1    Joint Filing Agreement



                               Page 16 of 16 Pages